Exhibit 99.1

POORE BROTHERS BOARD OF DIRECTORS PROMOTES ERIC J. KUFEL
TO CHAIRMAN, PROMOTES THOMAS W. FREEZE TO PRESIDENT AND CEO, AND
ANNOUNCES HIRING OF DAVID S. GREENBERG
AS SENIOR VICE PRESIDENT OF MARKETING

                June 28, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced that the Company’s Board of Directors promoted Eric J. Kufel to Chairman and promoted Thomas W. Freeze to President and Chief Executive Officer, both effective August 15, 2004.  In addition, the Company announced the hiring of David S. Greenberg as Senior Vice President of Marketing.

“The Company is thrilled to announce the promotion of Mr. Thomas Freeze to President and Chief Executive Officer,” commented Mr. Kufel, newly-elected Chairman.  “This promotion recognizes Mr. Freeze’s proven leadership, his many and significant contributions to the Company’s performance during his seven years with the Company, and our strong belief in his ability to lead the organization in achieving our mission to deliver Intensely Different™ long-term results.”

                “We are also extremely pleased to announce the hiring of Mr. David Greenberg as Senior Vice President of Marketing,” commented Mr. Freeze, newly-elected President and Chief Executive Officer.  “Mr. Greenberg brings over fifteen years of marketing experience and a superior track record of marketing results, most recently as Director of Marketing for Wendy’s International, where he was responsible for existing and new products.  He previously worked at the Dial Corporation, Kraft General Foods and Bristol-Myers-Squibb.  Throughout his career, he has led the successful growth and innovation efforts for leading consumer brands in a variety of food and other categories.  His primary responsibilities will be to lead all brand innovation and new business development initiatives, as well serve as an integral member of the Company’s strategic planning team.  Mr. Greenberg is a graduate of Haverford College and the Kellogg Graduate School of Management at Northwestern University.”

“These executive leadership changes were made to strengthen our ability to create, license and/or acquire new Intensely Different™ brands and to ensure continued strong leadership and direction for the business,” continued Mr. Kufel.  “Reflecting my desire to be elected to the role of non-executive Chairman of the Board of Directors, I will continue to play an active role in the development of the Company’s vision, long-term strategies and innovation initiatives as a Director rather than an executive officer.  This allows me to remain involved in key strategic and governance aspects of the Company, as well as spend substantial time on other entrepreneurial business interests and directorships.”

“This is an excellent time to strengthen the leadership and marketing capabilities of the Company,” concluded Mr. Kufel.  “T.G.I. Friday’s® brand salted snacks continue to outperform our expectations, the Crunch Toons® brand is behind us, we have a strong pipeline of innovative new product ideas, and our balance sheet is the strongest it has ever been.  Thanks to these factors and our new management structure, we continue to be very excited about the future of our Intensely Different™ company.”

The Company will also hold a teleconference to discuss this announcement.  Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:00 p.m. PT (4 p.m. ET) on June 28th.  To participate, please call toll-free 800-340-6949 (or 706-634-2143 for international callers) approximately 10 minutes prior to the indicated start time and reference

Conference ID number 8446824.  A telephone playback will also be available for one week beginning at 4:00 p.m. PT on June 28th.  The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID number 8446824.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of
Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers and key employees, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

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